EXHIBIT 10.9(b)

AMENDMENT

      Amendment to Employment Agreement between Medicis Pharmaceutical Corporation and Jonah Shacknai, dated July 1, 1996, as amended by an agreement dated April 1, 1999.

      THIS AMENDMENT is made as of this 21st day of February, 2001, between Medicis Pharmaceutical Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), with offices located at 8125 North Hayden Road, Scottsdale, Arizona, and Jonah Shacknai (the “Executive”), residing at (residence address).

WITNESSETH

      WHEREAS, the Company and the Executive desire to enter into the present amendment whereby the Executive will continue to provide personal services to the Company as chairman and Chief Executive Officer, and

      WHEREAS, the Company recognizes the unique services of the Executive to the Company and to its financial success, and further recognizes the limitations of the Executive’s ability to travel due to parental obligations, and

      WHEREAS, the Company highly values the past and present services and contributions of the Executive to furtherance of shareholder value, and believes that the ongoing participation of the Executive as Chairman and Chief Executive Officer is an important element of the Company’s future success, and

      WHEREAS, the Executive shall continue to have the duties and responsibilities set forth in Section 2(a) of the July 1, 1996 Agreement, as amended, on April 1, 1999.

      NOW, THEREFORE, in consideration of the continued employment of Executive by the Company as Chairman and Chief Executive Officer, the above premises and the mutual agreements hereinafter set forth, the receipt, adequacy and sufficiency of which is hereby acknowledged, and parties agree to amend their July 1, 1996 Employment Agreement, as further amended on April, 1999 (the “Agreement) as follows:

1.	The Agreement shall be renewed for a five (5) year period commencing in July 1, 2001 and expiring on June 30, 2006 (the amended term) and for successive periods as provided for in Article 4 of the Agreement.

2.	Section 5 of the Agreement shall have added a subsection (h) which shall read:

(h) Except in the event the Agreement is terminated for cause as defined in and pursuant to the terms of Section 7, the Company shall provide the Executive, at a cost to the Executive identical to the Executive’s health insurance premium, with coverage under the Company’s Health/Medical and Dental plans for the Executive and for all eligible dependents of the Executive. Such coverage shall be provided for the remainder of the life of the Executive. Pursuant to this subsection (h), the Company shall provide the Executive and the Executive’s eligible dependents with coverage identical to that provided by the Company to its senior officers at the time of this amendment.

3.	Section 5 of the Agreement shall have added a subsection (i), which shall read:

(i) In the Event of the non-renewal of this Agreement by the Company, (section 6), or if the Executive’s employment is terminated by the Company without cause (section 4(b)(ii) ), or in the event of a termination of the Executive’s employment arising as a result of a change in ownership or control as provided for in sections 5(a)(iii) and 9, the Company will provide the Executive with a STIPEND of Seventy Five Thousand ($75,000) annually for administrative support and services. Said STIPEND shall be made to the Executive for a period of three (3) years following the date of termination, or for the balance of the term of this amended Agreement, whichever is greater, and shall be provided semi-annually commencing on the first day of the month following the date of the Executive’s termination.

MEDICIS PHARMACEUTICAL CORPORATION	JONAH SHACKNAI

By: /s/ Michael A. Pietrangelo	/s/ Jonah Shacknai

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